EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 6, 2004, (except Note 18, as to which the date is February 27, 2004, and Note 9, as to which the date is June 2, 2004) on the consolidated financial statements of Madison River Telephone Company, LLC in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-121602) and related Prospectus of Madison River Communications Corp. for the registration of              shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 1, 2005